Exhibit 99.1

MEDIA CONTACT:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678.728.4464

GOLDLEAF ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

BRENTWOOD, Tennessee (March 29, 2007) – Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a leading provider of a suite of technology-based products and services to community financial institutions, today reported financial results for the three months and year ended December 31, 2006.

For the fourth quarter ended December 31, 2006, revenues increased 38.6% to $14.0 million from $10.1 million for the fourth quarter of 2005.  The Company incurred an operating loss totaling $3.0 million for the fourth quarter of 2006 as compared to operating income of $1.0 million for the fourth quarter of 2005.  Operating loss in the fourth quarter of 2006 included non-recurring charges of $3.3 million related to non-cash stock compensation charges and $1.5 million related to the write-off of the Series C preferred stock discount.  Both of these charges were a result of the secondary public stock offering and recapitalization that occurred in the fourth quarter of 2006.  Operating income, excluding the one-time charges in the fourth quarter of 2006, would have been $1.8 million as compared to $1.0 million in 2005.

Net loss available to common shareholders totaled $20.3 million, or $(1.33) per diluted share, in the fourth quarter of 2006, versus net income of $74,000, or $0.03 per diluted share, in the fourth quarter of 2005.  The net loss available for common shareholders for the fourth quarter ended December 31, 2006 included the two charges detailed above as well as an additional charge of $17.6 million related to the redemption of all of the Company’s Series A, B and C preferred shares in the fourth quarter recapitalization.

For the year ended December 31, 2006, revenues increased 45.1% to $55.7 million from $38.4 million for the year ended December 31, 2005. Operating loss totaled $1.1 million versus operating income of $4.1 million for the comparable period of 2005. Net loss available to common shareholders totaled $22.4 million, or $3.62 per diluted share for the full year of 2006, compared to net income available to common shareholders of $175,000, or $0.06 in the year-earlier period.  Operating income, excluding the one-time charges for the year ended 2006, would have been $3.7 million as compared to $4.1 million in 2005.

EBITDA is a non-GAAP financial measurement calculated as earnings before interest, taxes, depreciation and amortization.  EBITDA decreased by $3.6 million to a negative $1.9 million for the fourth quarter of 2006 from $1.6 million in the fourth quarter of 2005.  The negative $1.9 million included non-recurring charges of $3.3 million related to the non-cash stock compensation charges and $1.5 million related to the write-off of the Series C preferred stock discount.  EBITDA for the fourth quarter, excluding the one-time charges, would have been $2.9 million.

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GFSI Reports Fourth Quarter Results

March 29, 2007

For the year ended December 31, 2006, EBITDA decreased $2.9 million to $3.3 million for the full year of 2006 from $6.2 million for 2005.  The $3.3 million in EBITDA for 2006 included non-recurring charges of $3.3 million related to the non-cash stock compensation charges and $1.5 million related to the write-off of the Series C preferred stock discount.  EBITDA for the year ended December 31, 2006, excluding the one-time charges, would have been $8.1 million.  Organic revenue growth for the fourth quarter was approximately 7% and was approximately 13% for the full year ended 2006.  See page 5 for a reconciliation of GAAP and non-GAAP results.

Goldleaf’s accomplishments in 2006 included the successful stock offering and recapitalization, acquisitions that broadened its product offering and the continued leveraging of its infrastructure and processing plant to drive increased margins.  During the fourth quarter Goldleaf saw strong margin expansion as revenue growth continues to be stronger in the electronic processing component of its business which includes ACH and remote capture.

Fourth Quarter Highlights and Subsequent Activities

•	Executed reseller agreements with industry leaders, including Gladiator Technology Services and Diverse Computer Marketers
•	Entered into an amended $40.0 million credit facility
•	Opened a new payment processing center in Norcross, Georgia
•	Added Bill Mathis, EVP Business Development Mastercard International to our Board of Directors
•	Acquired Community Bank Systems, a provider of check imaging and Check 21 solutions to community financial institutions

Technical Accounting Review and Reporting Update

In connection with our year-end audit, we reviewed our technical accounting treatment of direct and indirect costs related to the completion of the Goldleaf Technologies and KVI Capital acquisitions.  Based on this review, we have determined that an aggregate of approximately $387,000 of accounting fees related to the preparation of audited historical financial statements for these acquisitions should be expensed through the Company’s statement of operations rather than capitalized through the opening balance sheets of the acquired companies.  These fees were paid in the first three quarters of 2006 and the Company today restated, in amended quarterly reports, its unaudited financial statements for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 to reflect these changes.  The restatements increased net loss available to common shareholders by approximately $34,000 in the first quarter, $173,000 in the second quarter, and $31,000 in the third quarter. These technical restatements do not affect the Company’s annual or quarterly revenue or cash flows.

2007 Business Outlook

The following is forward-looking and the actual results may differ materially. The Company’s outlook includes the effect of all acquisitions completed to date. Further, this outlook does not give effect to any additional potential mergers or acquisitions that may be consummated.

The Company expects to achieve revenues for the full year 2007 in a range between $64.25 and $65.5 million, Pro-forma EBITDAS for the full year 2007 in a range of $11.40 million to $13.45 million, and internal revenue growth for 2007 of approximately 10 percent.

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GFSI Reports Fourth Quarter Results

March 29, 2007

Goldleaf will be hosting a conference call to discuss its 2006 fourth-quarter results this morning at 8:30a.m. Eastern time. The live broadcast of Goldleaf’s fourth-quarter conference call will be available online at www.goldleaf.com under the Investor Relations tab and at www.earnings.com. An online replay will be available for 30 days using the same links.

About Goldleaf Financial Solutions, Inc.

Goldleaf Financial Solutions, Inc. (GFSI) offers a fully featured strategic product suite that provides core data processing, item processing, check and document imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation, turn-key leasing solutions, Web site design and hosting and retail inventory management services. The company’s full suite of products and services enables financial institutions and their small- to medium-sized business customers to better compete more effectively in today’s aggressive financial services marketplace, grow their trusted financial relationships and provide increased profitability through the efficient use of technology and an expanded community presence.

For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit us on the web at www.goldleaf.com.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements.  These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the Company’s ability to identify, complete or integrate acquisitions, achieve anticipated financial performance, or achieve its growth plans.  These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2006.  The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance.  The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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GFSI Reports Fourth Quarter Results

March 29, 2007

GOLDLEAF FINANCIAL SOLUTIONS, INC.
Consolidated Financial Highlights
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

Operating Highlights:
Revenue:
Financial institution service fees	$11,061	$7,771	$43,741	$29,255
Retail inventory management services	2,046	2,107	8,194	8,678
Other products and services	904	219	3,716	418

	14,011	10,097	55,651	38,351
Cost of Revenues:
Financial institution service fees	2,549	1,006	9,589	2,965
Retail inventory management services	212	234	905	1,004

Gross Profit	11,250	8,857	45,157	34,382
Operating costs and expenses:
General and administrative	7,770	3,277	22,867	12,118
Selling and marketing	4,461	4,320	18,694	17,514
Research and development	259	60	1,099	257
Amortization	238	176	1,984	421
Loss on extinguishment of debt	1,484	—	1,602	—
Other operating expense, net	21	(11)	36	(3)

	14,233	7,822	46,282	30,307

Operating (loss) income	(2,983)	1,035	(1,125)	4,075
Interest expense, net	(154)	(162)	(2,597)	(381)

(Loss) income before income taxes	(3,137)	873	(3,722)	3,694
Income tax (benefit) provision	(524)	259	(750)	1,359

Net (loss) income	(2,613)	614	(2,972)	2,335
Preferred stock dividends and deemed distributions	(17,686)	(540)	(19,386)	(2,160)

Net (loss) income available to common shareholders	$(20,299)	$74	$(22,358)	$175

(Loss) earnings per share:
Basic	$(1.33)	$0.03	$(3.62)	$0.06

Diluted	$(1.33)	$0.03	$(3.62)	$0.06

Weighted average shares outstanding:
Basic	15,254	2,983	6,181	2,945

Diluted	15,254	3,017	6,181	3,003

	As of

	Dec. 31, 2006	Dec. 31, 2005

Balance Sheet Highlights:
Cash and Cash equivalents	$6,760	$137
Working capital (deficit)	5,707	2,249
Total assets	75,304	36,557
Capital lease obligations, net of current portion of $364	957	—
Long-term debt, net of current portion and debt discount of $1,491 at December 31, 2005	2,500	8,509
Stockholders’ equity (deficit)	49,254	16,853

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GFSI Reports Fourth Quarter Results

March 29, 2007

GOLDLEAF FINANCIAL SOLUTIONS, INC.

RECONCILIATION OF REPORTED NET LOSS (INCOME) TO EBITDA

EBITDA is a non-GAAP financial measure.  GAAP means generally accepted accounting principles in the United States.  EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization less interest earned.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results.  Our management uses EBITDA:

•

as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

•

for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.

Other companies may calculate EBITDA differently than we do.  In addition, EBITDA:

•	does not represent net income or cash flows from operating activities as defined by GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.

Reconciliations of net (loss) income available to common shareholders to EBITDA are as follows:

	Three Months Ended December 31,		Year Ended December 31,

(in thousands)	2006	2005	2006	2005

Net (loss) income	$(2,613)	$614	$(2,972)	$2,335
Add back (deduct):
Interest expense, net	154	162	2,597	381
(Benefit) provision for income taxes	(524)	259	(750)	1,359
Depreciation and amortization	1,048	600	4,405	2,104

EBITDA	$(1,935)	$1,635	$3,280	$6,179

NOTE:  In calculating EBITDA, we do not add non-cash stock compensation expense to net income (loss) available to common shareholders.  We recorded $3.3 million and $3.8 million in non-cash stock-based compensation expense for the three and twelve month periods ended December 31, 2006, respectively.  We did not record any non-cash stock-based compensation expense for the comparable periods of 2005.

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